EXHIBIT 99.1


FOR IMMEDIATE RELEASE                               Source: Tag-It Pacific, Inc.

        TAG-IT PACIFIC, INC. RECEIVES NOTIFICATION OF NONCOMPLIANCE WITH
                      AMEX CONTINUED LISTING REQUIREMENTS

LOS ANGELES, CA--May 19, 2006--Tag-It Pacific, Inc. (AMEX: TAG), owner of Talon(TM) zippers and a full service trim management supplier for manufacturers of fashion apparel, today announced that the Company received a letter from The American Stock Exchange LLC (or AMEX) informing the Company that it was in noncompliance with certain AMEX continued listing requirements. Specifically, the AMEX letter cited our failure, as of December 31, 2005, to comply with:
Section  1003(a)(i)  and (2)  Section  1003(a)(ii)  of the  Company  Guide  that
currently  requires  that  we  have  shareholders'   equity  of  not  less  than
$4,000,000.

In order to maintain our AMEX listing, we are required to submit a plan by June 15, 2006 advising AMEX of the actions we have taken or plan to take to regain compliance with the AMEX continued listing requirements within 18 months. This plan is subject to the review and approval by AMEX. If we fail to timely submit this plan, AMEX does not accept the plan, or we fail to perform in accordance with the plan, we will be subject to delisting procedures.

ABOUT TAG-IT PACIFIC, INC.

Tag-It distributes zippers under its Talon(TM) brand name to manufacturers for apparel brands and retailers such as Levi Strauss & Co., Wal-Mart and JCPenney. Tag-It also supplies a full range of trim items to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers, including Levi Strauss & Co., Motherworks, Express, The Limited, New York & Co., Victoria's Secret and House of Dereon, among others.


CONTACT:
Tag-It Pacific, Inc.
Rayna Long, 818-444-4128
rlong@tagitpacific.com